Exhibit 10.17

UK SCHEDULE TO THE HOMEAWAY, INC 2011 EQUITY INCENTIVE

PLAN

Part A of the Schedule approved by HM Revenue & Customs on 15 February 2012 under reference X109004

SCHEDULE

PART A

UK HM REVENUE & CUSTOMS APPROVED SCHEDULE TO

THE HOMEAWAY, INC 2011 EQUITY INCENTIVE

PLAN

Part A of this Schedule contains provisions applicable to Options granted under the terms of the HOMEAWAY, INC 2011 EQUITY INCENTIVE PLAN which are intended to qualify as approved share options for the purposes of UK tax legislation. All such approved share options will be granted subject to and in accordance with the provisions of Part A of this Schedule.

1	INTERPRETATION

1.1	In this Schedule, unless the context otherwise requires:-

“Acquiring Company”	means a company which has made or is making a general offer in connection with a Takeover

“Approved Option”	means an Option which, by its terms, is subject to the provisions of Part A

Associated Company	has the same meaning as in Schedule 4

“Board”	means the board of directors of the Company or a duly appointed committee thereof

“Close Company”	means a close company as defined in Section 989 of the Income Tax Act 2007

“Common Stock”	means shares of common stock of the Company

“Company”	means Homeaway Inc, registered in the State of Delaware

“Constituent Company”	means the Company and any other company of which the Company has Control.

“Control”	has the meaning given in section 719 of ITEPA

“Conversion Rate”	on any given day means the average currency conversion rate quoted by The Financial Times in London as the price for pounds sterling purchased with US dollars

“Date of Grant”	means the date on which an Option is, was, or is to be granted to an Eligible Employee

“Dealing Day”	means a day on which a Recognised Stock Exchange upon which the Shares are traded is open for business

“Eligible Employee”	means any director of a Constituent Company or other employee of a Constituent Company not being a director who (if a director) is required to work not less than 25 hours per week disregarding meal breaks

“Exchange of Options”	means an exchange of options in the circumstances and subject to the conditions specified in Paragraph 3.20

“Exercise Price”	means the price per Share payable upon the exercise of an Approved Option being not less than the Initial Market Value rounded up to the nearest cent, as amended under this Schedule

“HMRC”	means HM Revenue & Customs

“Initial Market Value”	means the Market Value of a Share at the date of grant of an Option over that Share

“ITEPA”	means the Income Tax (Earnings & Pensions) Act 2003

“Key Feature”	has the meaning given, in relation to an Approved Option, in paragraph 30(1) of Schedule 4

“Listed”	means any of the Shares being listed, quoted or dealt in on any Recognised Stock Exchange

“Market Value”	means on a day when:-

(a) the Shares are Listed on a Recognised Stock Exchange, the average of the middle market quotations for the Shares for the three immediately preceding Dealing Days; or

(b)      market value is not determined under (a) above, a Share’s market value as determined in accordance with Sections 272 and 273 of the Taxation of Chargeable Gains Act 1992 and either: (i) agreed in advance with Shares Valuation; or (ii) if Shares Valuation so permit, determined on a basis agreed in advance with Shares Valuation

“Material Interest”	has the meaning given to that term in paragraph 10 and 11 of Schedule 4

“NI Rules”	means the laws, regulations and practices currently in force relating to liability for and the collection of national insurance contributions

“Non-Approved Options”	means an Option which, by its terms, is subject to the provisions of Part B

“Option”	has the meaning given in the Plan Rules

“Option Certificate”	means an option certificate produced under Paragraph 2.3

“Optionee”	means a person holding a subsisting Approved Option

“Option Tax Liability”	means in relation to an Optionee, any liability of their employer company to account to HMRC or other tax authority for any amount of, or representing, income tax or National Insurance contributions (which may include employers’ secondary contributions to the extent permitted by law from time to time as agreed between the Optionee and their employer company) arising from the exercise of an Option

“Part A”	means Part A of this Schedule

“Part B”	means Part B of this Schedule

“PAYE Regulations”	means regulations made under part 11 of ITEPA

“Performance Condition”	means any performance condition which may be specified under Paragraph 3.12

“the Plan”	means the Homeaway, Inc 2011 Equity Incentive Plan

“Plan Rules”	means the rules of the Plan set forth prior to this Schedule

“Recognised Stock Exchange”	has the meaning given in section 1005 of the Income Taxes Act 2007

“Schedule 4”	means Schedule 4 to ITEPA

“Shares”	means shares of Common Stock, which satisfy the requirements of paragraphs 16-20 of Schedule 4

“Shares Valuation”	means the section of HMRC Capital Taxes which deals with shares valuation

“this Schedule”	means this schedule of additional provisions applicable to the grant of (in Part A) Approved Options and (in Part B) Non-Approved Options

“Takeover”

means a company (the “Acquiring Company”) obtaining Control of the Company as a result of making:-

(a)       a general offer to acquire the whole of the issued ordinary share capital in the Company (not already owned by it or a member of the same group of companies as it) which is made on a condition such that if it is satisfied the Acquiring Company will have Control of the Company; or

(b) a general offer to acquire all the shares in the Company (not already owned by it or a member of the same group of companies as it) which are in the same class as the Shares;

“the Taxes Act”	means the Income and Corporation Taxes Act 1988

“Vest”	means, in relation to an Option, the completion of the period of time (if any) specified under Paragraph 3.9 in respect of a number of Shares subject to that Option and/or satisfaction of a Performance Condition and “Vesting” and “Non-Vested” shall be construed accordingly

1.2	Any reference to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

1.3	Words denoting the masculine gender shall include the feminine gender.

1.4	Words denoting the singular shall include the plural and vice versa.

1.5	References to sections are to the sections of the Plan Rules.

1.6	References to paragraphs are to the paragraphs of this Schedule.

1.7	Words and expressions defined in the Plan Rules shall bear the same meanings for the purposes of this Schedule unless otherwise indicated.

2	SCOPE OF THIS SCHEDULE

2.1	This Part A sets out the additional terms and conditions subject to which an Option expressed by its terms to be an Approved Option may be granted and exercised.

2.2	The provisions of the Plan Rules shall apply in relation to the grant of an Approved Option under this Schedule as they apply in relation to the grant of an Option under the Plan Rules except as provided below. In the event that the provisions of the Schedule and the Plan Rules are inconsistent the provisions of the Schedule take precedence.

2.3	Any Option Certificate and any other documentation issued in connection with the grant of an Approved Option shall indicate that such option has been granted in accordance with the provisions of a share option scheme approved under Schedule 4.

3	UNDERLYING DIFFERENCES FROM THE PLAN

In their application to Approved Options granted under Part A the terms of the Plan shall have effect subject to the following:-

3.1	An Approved Option may only be granted to an employee officer or director who is also an Eligible Employee and the Plan shall be construed accordingly;

3.2	An Approved Option shall not be granted to, nor exercised by, any person at any time when he has, or has within the preceding 12 months had a Material Interest in a Close Company being either the Company or a company which has Control of the Company or is a member of a consortium which owns the Company;

3.3	References to the Plan or to the Plan Rules shall include references to Part A;

3.4	The benefits awarded under this Schedule shall be Options only;

3.5	The Initial Market Value of the Shares the subject of an Approved Option granted to an Eligible Employee when added to:-

3.5.1	the Initial Market Value of Shares subject to any subsisting Approved Option granted to the same Eligible Employee; and

3.5.2	the Market Value at the date of grant of any shares the subject of a subsisting option which has been obtained by the Eligible Employee under any other share option scheme approved under Schedule 4 which has been established by the Company or any Constituent Company or by any Associated Company and has not then been exercised or ceased to be exercisable

(converted in each case to pounds sterling at the Conversion Rate applicable on the date each such option is respectively granted) shall not exceed £30,000;

3.6	The price payable on the exercise of an Approved Option shall be the Exercise Price.

3.7	Section 2.1 of the Plan Rules shall contain the following additional definitions:

“Exchange of Options” has the same meaning given to that phrase in the UK Schedule

“Takeover” has the same meaning given to that word in the UK Schedule;

“UK Schedule” means the UK schedule to the Plan approved by HM Revenue & Customs on 15 February 2012 under which options may be granted which are approved by UK HM Revenue & Customs

3.8	3.8.1 Any adjustments made pursuant to Section 14(a) of the Plan Rules shall:

(i)	only apply to an Approved Option insofar as the adjustments are pursuant to any variation of the issued ordinary share capital of the Company by way of a capitalisation or rights issue or subdivision consolidation or reduction or any other variation in such ordinary share capital; and

(ii)	only apply to the number of Shares and/or the Exercise Price; and

(iii)	not take effect without the prior approval in writing of HMRC.

3.8.2	For the avoidance of doubt no adjustment to an Approved Option shall be made which would alter the class of shares subject to the Approved Option nor shall any cash payments be made in conjunction with adjustments to an Approved Option

3.8.3	The wording of Section 14(c) of the Plan Rules shall be amended so that it provides as follows:

On an Acquisition any outstanding Approved Options may be exercised in full irrespective of any vesting or Performance Conditions, save where the Acquisition amounts to a Takeover and an Exchange of Options is offered by the Acquiring Company in respect of that Approved Option , in which event the following shall happen:

(i)	if an Exchange of Options is accepted by an Optionee within the “appropriate period” as defined in paragraph,3.20 of the UK Schedule, the Approved Option shall continue in effect on the basis set out at paragraph 3.20;

(ii)	if an Optionee confirms that he does not wish to accept an Exchange of Options, the Approved Option shall lapse on the date on which he provides that confirmation;

(iii)	if an Optionee neither accepts or declines an Exchange of Options, the Approved Option shall lapse at the end of the “appropriate period”

3.9	An Option may be granted subject to any requirement which may be specified by the Company that:

3.9.1	a period of time must elapse before that Option may be exercised; and/or

3.9.2	different periods of time must elapse in relation to specified numbers of Shares which are the subject of that Option, before that Option may be exercised over that number of Shares; and/or

3.9.2	any Performance Condition must be satisfied before that Option may be exercised

3.10	Section 6(c)(i) of the Plan Rules shall not apply. Section 6(c)(iii) shall be replaced by the following wording:

“Options shall be exercised by Optionee presenting to the Administrator:

(a) payment of the Exercise Price in respect of the Approved Options being exercised

(b) a duly completed notice of exercise in such form as the Administrator from time to time prescribes

(c) payment of any Option Tax Liability, in accordance with paragraph 3.22 of this Schedule.

3.11

3.11.1 Section 6(d)(i) shall apply with the omission of the words from “Full payment may consist” to “spouse”, and with the addition of the words “and in any event within 30 days” immediately after the words “promptly after the Option is exercised”

3.11.2. For the purpose of Section 6(d)(ii) of the Plan Rules, a woman who ceases to hold an office or employment due to pregnancy will be regarded as having left employment on the earliest of the date she notifies her employing company of her intention not to return, the last day of the period in which she is capable, pursuant to Part VIII of the Employment Rights Act 1996, of exercising a right to return to work and any other date specified by the terms of her office or employment.

3.11.3 In Section 6(d)(iv) the words “such period of time as is specified in the Award Agreement” shall be replaced by “twelve months”.

3.12	Any performance conditions imposed in connection with the exercise of an Approved Option must relate to objective criteria only as determined by the Board and notified to the Optionee when the Option is granted so that the question of whether an Approved Option can or cannot be exercised and if so to what extent on any occasion shall not be determined or determinable at the discretion of any person. Furthermore any alterations to such conditions made by the Board will only be made if an event has occurred or events have occurred in consequence of which the Board reasonably considers, having due regard to the interests of stockholders of the Company, that the terms of the existing conditions imposed on the exercise of the Approved Options should be so varied for the purpose of ensuring that the objective criteria which would then be employed would represent a fairer measure of performance of the Company and/or a Constituent Company and/or the Optionee and that the amended conditions will be no more difficult to satisfy than were the original conditions when first set;

3.13	Rules 7-11 inclusive and 15 of the Plan shall not apply to Approved Options

3.14	No Option may be exercised more than ten years following its Date of Grant.

3.15	No transfer of any rights over or interest in an Approved Option to any third party during the lifetime of the Optionee shall be permitted, other than to the personal representatives of an Optionee who has died. Any attempt to transfer such rights or interests shall cause the Approved Option to lapse. Section 13 of the Plan Rules shall be modified accordingly.

3.16	No amendment to the terms of the Plan or to the Schedule, in either case concerning a Key Feature shall take effect without the prior written approval of HMRC;

3.17	The Company shall at all times keep available sufficient authorised but unissued Shares to satisfy the exercise in full of all Approved Options for the time being remaining capable of being exercised under the terms of this Schedule;

3.18	All Shares allotted or transferred in accordance with the provisions of this Schedule shall be issued within 30 days of the receipt o a valid exercise of an Option and shall rank equally in all respects with the shares of Common Stock for the time being in issue save as regards any rights attaching to such shares by reference to a record date prior to the date of such allotment or transfer. Section 6(d)(i)of the Plan shall be modified accordingly;

3.19	The Company shall issue to each Optionee an option certificate in such form as the Board may from time to time prescribe, specifying the number of Shares comprised in the Option, the Date of Grant, the Exercise Price and the manner of exercise. If any option certificate becomes worn out, defaced, destroyed or lost, it may be renewed on the production of such evidence as the Board shall reasonably require. No payment shall be required on the grant of an Option. Subject to any subsequent changes required by the Board, the Option Certificate shall take the form set out at the end of this Part A. References in the Plan Rules to an “Award Agreement” evidencing the grant of an Option shall be treated as references to the Option Certificate.

3.20	The following provisions shall apply in relation to a Takeover:

3.20.1	upon the occurrence of a Takeover, the Board of Directors may provide that an Optionee may, at any time within the appropriate period, by agreement with the Acquiring Company, release his rights under the Approved Option (“Old Option”) in consideration of the grant to him of rights to acquire shares in the Acquiring Company or some other company falling within sub-paragraph (b) or (c) of paragraph 16 of Schedule 4 (read and construed as if references in those provisions to the Company were references to the Acquiring Company) which (for the purpose of paragraph 27 of Schedule 4) is equivalent to the Old Option, but relates to shares (“New Shares”) in another company (“New Option”) PROVIDED THAT:

(i)	such rights will be exercisable only in accordance with the provisions of Part A as it had effect immediately before the release of the rights referred to in this paragraph; and

(ii)	the New Shares to which the new rights relate satisfy the provisions of paragraphs 16—20 (inclusive) of Schedule 4; and

(iii)	the total market value, immediately before such release, of the Shares in respect of which the Old Option then subsists is equal to the total market value, immediately after the grant, of the shares in respect of which the new rights are granted to the Optionee; and

(iv)	the total amount payable by the Optionee for the acquisition of shares in pursuance of the new rights is equal to the total amount that would have been payable for the acquisition of Shares upon exercise of the Old Option.

3.20.2	if the Acquiring Company does not agree to substitute the Old Option pursuant to paragraph 3.20.1, then on the occasion of a Takeover, the Board shall notify each Optionee in writing.

3.20.3	for the purposes of paragraph 3.20.1, the “appropriate period” means 6 months beginning with the time that the person making the offer has obtained control of the Company and any condition subject to which the offer has been made has been satisfied (or such shorter period as the Board shall determine and notify to the Optionee).

3.20.4	new rights granted pursuant to paragraph 3.20.1 shall be regarded for the purposes of Schedule 4 and for the purposes of the subsequent application of the provisions of Part A as having been granted under this Part A at the time when the corresponding Approved Option was granted.

3.20.5	for the purposes necessary to give effect to paragraph 3.20.1 in relation to any New Option:-

(i)	references in this Schedule to the “Company” shall be read and construed as if they were references to the Acquiring Company and references to “Share” and “Board” shall be read and construed as if they were references to the ordinary shares and board of directors of the Acquiring Company respectively but references to Constituent Company shall continue to be construed as if references to the Company were references to Homeaway, Inc;.

(ii)	in this Schedule, “Shares” and “Takeover” shall be read and construed as if they were references to the shares and takeover of the Acquiring Company respectively.

3.21	No New Option shall be granted under paragraph 3.20 in respect of an Old Option which is exercised prior to, on completion of, or in consequence of a Takeover.

3.22	An Optionee shall (to the extent permitted by law) indemnify the Company and any Subsidiary of the Company in respect of any Option Tax Liability. Section 15 of the Plan Rules shall take effect subject to this paragraph 3.22.

If any Option Tax Liability arises in any jurisdiction, then unless either:

3.22.1	any Option Tax Liability has been deducted from his salary in the relevant month; or

3.22.2	the Optionee has indicated in his Exercise Notice or in any other manner specified by the Company that he will pay to the Company an amount equal to the Option Tax Liability and within fourteen days of being notified of that amount, paid it to the Company; or

3.22.3	the Optionee has authorised (in the Exercise Notice or in any other manner specified by the Company) the Company or a broker nominated by the Company to sell as agent for the Optionee (at the best price which can reasonably expect to be obtained at the time of sale) a sufficient number of Shares acquired on exercise of his Option and to pay over to the Optionee’s employer sufficient monies out of the net proceeds of sale, after deduction of all fees commissions and expenses incurred in relation to such sale, to satisfy the Option Holder’s liability under such indemnity (the transaction described in this Rule 3.22.3 to be defined as the “Sale and Payment”)

the Company shall have the right to effect the Sale and Payment.

3.23	Notwithstanding any provision of any other Rule in this Schedule whatsoever:-

3.23.1	the rights and obligations of any individual under the terms of his office or employment with any Constituent Company shall not be affected by any grant of Options to him, and an individual to whom any Options are granted shall waive all and any rights to compensation or damages in consequence of the termination of his office or employment with any such company for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any Option under the Plan as a result of such termination, or from the loss or diminution in value of such rights or entitlements (whether or not such termination amounts to wrongful dismissal);

3.23.2	the grant of an Option does not form part of the Option Holder’s entitlement to remuneration or benefits pursuant to his contract of employment nor does the existence of a contract of employment between any person and the Company or any past or present Constituent Company give such person any right or entitlement to have an Option granted to him in respect of any number of shares or any expectation that an Option might be granted to him whether subject to any conditions or at all.

3.24	The provisions of Part A shall be governed by and interpreted in accordance with the laws of England and Wales.

PART B

NON-APPROVED SCHEDULE TO theHOMEAWAY, INC 2011 EQUITY INCENTIVE PLAN

Part B of this Schedule contains provisions applicable to Options granted under the terms of the HOMEAWAY INC 2011 EQUITY INCENTIVE PLAN which are intended to be non-approved share options for the purposes of UK tax legislation. All such non-approved share options will be granted subject to and in accordance with such provisions of Part A of this Schedule as would be applicable if those provisions were set out below in full mutatis mutandis subject to the following modifications:

Number of modification	Paragraph number of Part A affected	Description of modification
1.	1.1	In the definition of “Eligible Employee”, substitute the words “any employee or director of, or any consultant to, any Group Company” for that definition

2.	1.1	Remove the definition of “Close Company”

3.	1.1	Remove the definition of “Material Interest”

4.	1.1	Amend the definition of “Option Tax Liability” by adding at the end the words “and any other tax charge levy or other sum (whether under the laws of the United Kingdom or otherwise) which may arise on the grant or exercise of any Option under Part B or receipt of any other share-based benefit which is subject to taxation”

4.	2.	Delete Rule 2.3

5.	3.	Delete Rules 3.2, 3.4, 3.5, 3.8, 3.10, 3.12, 3.16, 3.20 (save to the extent it is necessary to retain or include substitute wording to permit the grant by an Acquiring Company of new options to replace options over Shares which lapse as a result of Takeover),

6.	Various paragraphs	All references to “Approved Option” shall be treated as references to “Non-Approved Option”

9.	Various paragraphs	All references to “Part A” shall be treated as references to “Part B”